Exhibit (h)(28) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

FIRST AMENDMENT to

AMENDED AND RESTATED

AGREEMENT FOR ADMINISTRATIVE SERVICES

between

FEDERATED ADMINISTRATIVE SERVICES

and

the INVESTMENT COMPANY

This First Amendment (the “Amendment”) to the Amended and Restated Agreement for Administrative Services (the “Agreement”) between each of the investment companies listed on Exhibit A thereto (collectively, the “Investment Company”) and Federated Administrative Services (“FAS”) is made and entered into as of the 1st day of March, 2013. Terms used in this Amendment shall have the same meaning given to them in the Agreement, unless defined otherwise herein.

WHEREAS, the Investment Company has entered into the Agreement with FAS; and

WHEREAS, the Investment Company and FAS wish to amend the Agreement on the terms and conditions set forth herein:

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the Investment Company and FAS agree as follows:

1.	Amendments to the Agreement.

(a) The Agreement is amended to add the following as subsection KK to the end of Article 2:

“KK. Provide the following administrative and compliance services with regard Commodity Futures Trading Commission (“CFTC”) Rule 4.5 (as may be amended from time to time): (i) monitor the Investment Company’s compliance with the rule; (ii) with respect to those Funds that are required under the rule to register as ‘commodity pools’ from time to time (the “Registered Funds”) prepare, file and maintain the Registered Funds’ registrations with the CFTC or applicable self-regulatory authority, as appropriate; (iii) with respect to those Funds that are subject to the rule but qualify for an exemption from registration as ‘commodity pools’, prepare, file and monitor the companies’ exemptive filings with the CFTC or applicable self-regulatory authority, as appropriate; (iv) in relation to the Registered Funds’ commodity pool status, prepare, file and maintain the Registered Funds advisers’ registrations as ‘commodity pool operators’ (“CPOs”) and prepare and file such reports as are required to be filed by the CPOs with the CFTC or applicable self-regulatory authority, as appropriate; and (v) any additional administrative and compliance services with regard to the Investment Company’s and CPOs’ CFTC Rule 4.5 activities, as directed by the Investment Company’s Chief Compliance Officer, from time to time (collectively, “CFTC Rule 4.5 Administrative Services”).”

(b) The Agreement is amended by updating Article 4 as marked below:

“FAS shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Administrative Services, including CFTC Rule 4.5 Administrative Services, to the Investment Company, including the compensation of FAS employees who serve as trustees or directors or officers of the Investment Company. Each Fund shall be solely responsible for all other fees, costs or expenses of any kind reasonably incurred by FAS on its behalf pursuant to this Agreement and not expressly assumed by FAS under this Agreement, including without limitation postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, taxes, expenses for equipment, supplies and technology specially ordered by or for the Investment Company, fees of outside counsel (other than counsel sub-contracted with by FAS to perform services under this Agreement) and independent auditors, or other professional services, organizational expenses, insurance premiums, fees payable to persons who are not FAS’s employees, trade association dues, and other expenses properly payable by the Funds (“Out of Pocket Expenses”) provided that, any Out of Pocket Expenses incurred by FAS that are payable to or by an affiliate of FAS will not be duplicative of services to be provided by those affiliates under any other agreement with the Funds.”

(c) The Agreement is amended to by updating Article 5 as marked below:

“In addition to Out of Pocket Expenses, for the Administrative Services provided hereunder, excluding CFTC Rule 4.5 Administrative Services, the Investment Company hereby agrees to pay and FAS hereby agrees to accept as full compensation for ~~its~~ such services ~~rendered hereunder~~ a pro rata “Administrative Services Fee” at the annual rates set forth below on the average daily net assets of each Fund listed on Exhibit A to this Agreement; provided however, that no Administrative Services Fee will be charged for those Funds also listed on Exhibit B to this Agreement.

Administrative Services Fee Rate	Average Daily Net Assets of the Investment Complex
0.150%	on the first $5 billion
0.125%	on the next $5 billion
0.100%	on the next $10 billion
0.075%	on assets over $20 billion

For purposes of calculating the applicable breakpoint under this Agreement, “Investment Complex” is defined as those Funds listed on Exhibit A to this Agreement but not also listed on Exhibit B.

In addition, for the CFTC Rule 4.5 Administrative Services provided hereunder, each Registered Fund agrees to pay and FAS hereby agrees to accept as full compensation for such services an annual “Administrative Service Charge” of $125,000 per Registered Fund.

The Administrative Services Fee, Administrative Services Charge and Out of Pocket Expenses attributable to each Fund shall be accrued by such Fund and paid to FAS no less frequently than monthly, and shall be paid daily upon request of FAS. For the payment period in which this Agreement becomes effective or terminates with respect to any Fund, there shall be an appropriate proration of Administrative Service Fee and Administrative Service Charge payments, on the basis of the number of days that this Agreement is in effect during the month. FAS will maintain detailed information about the Administrative Services Fee, Administrative Service Charge and Out of Pocket Expenses paid by each Fund.”

2.	No Other Amendments. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year firs written above.

INVESTMENT COMPANIES

(listed on Exhibit A to the Agreement)

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

FEDERATED ADMINISTRATIVE SERVICES

By: /s/ Peter J. Germain

Name: Peter J. Germain

Title: President